Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2008 Results

NEW YORK, October 27, 2008 -- Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $18.8 million, down 6% year-over-year
•	Operating loss of $359,000
•	Loss per share of $(0.13), down from earnings per share of $0.14 in the prior-year period

Travelzoo Inc., a global Internet media company, today announced financial results for the third quarter ended September 30, 2008, with revenue of $18.8 million, a decrease of 6% year-over-year. Net loss was $1.8 million with diluted loss per share of $(0.13), down from diluted earnings per share of $0.14 in the prior-year period.

“Q3 2008 was impacted by weak North America operating results due to a weak economy and the continuation of our aggressive expansion in Asia Pacific and Europe,” said Holger Bartel, chief executive officer, Travelzoo. “In Q4, we plan to cut costs in our North America business segment and intend to reduce the speed of our investments in Asia Pacific and Europe. Otherwise, our strategy of developing Travelzoo into a global brand will remain unchanged.”

North America

North America business segment revenue decreased 13% year-over-year to $16.0 million. North America reported an operating profit of $4.2 million, or 26.4% of revenue, down from an operating profit of $7.1 million, or 38.5% of revenue, in the prior-year period.

1/7

Europe

Europe business segment revenue grew 62% year-over-year to $2.6 million. Europe reported an operating loss of $2.2 million, compared to an operating loss of $1.4 million in the prior-year period. The increase in operating loss was primarily attributable to expenses associated with the start up of our operations in France, Germany and Spain. Travelzoo began operations in the U.K. in May 2005, in Germany in September 2006, and in France in March 2007. In May 2008, Travelzoo began publishing its Web site and its weekly Top 20® list in Spain, after having operated a sales office in Barcelona since November 2006.

Asia Pacific

Asia Pacific business segment revenue was $207,000, up 130% from prior quarter revenue of $90,000. Asia Pacific reported an operating loss of $2.3 million, compared to an operating loss of $3.2 million in the prior quarter and an operating loss of $706,000 in the prior-year period. Travelzoo began operations in Hong Kong in April 2007, in Japan in September 2007, in China in October 2007 and in Australia and Taiwan in December 2007.

Income Taxes

Income tax expense was $1.4 million compared to $3.2 million in the prior-year period. Although Travelzoo had a loss before income taxes of $374,000, the company recorded $1.8 million of income tax expense on the income from our operations in the U.S. and recorded a $421,000 reduction of income tax expense related to the reversal of tax liabilities recorded for uncertain tax positions. The operating losses from our Asia Pacific business segment, Europe business segment and our operations in Canada were treated as having no recognizable tax benefit and therefore did not impact our income tax expense.

Asset Management

Travelzoo used $3.4 million of cash for operating activities. Accounts receivable decreased $1.4 million sequentially and increased $714,000 over the prior-year period to $10.1 million. Accounts payable decreased $1.5 million sequentially and increased $419,000 over the prior-year period to $6.2 million. Capital expenditures were $1.6 million, up from $89,000 in the prior year period. Travelzoo exited the quarter with $15.8 million in cash and cash equivalents.

Conference Call

Travelzoo will host a conference call to discuss third quarter results at 5:00 p.m. ET today. A live Web cast can be accessed through the company’s investor relations Web site at www.travelzoo.com/ir.

2/7

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo’s media properties, which reach more than 12 million travel enthusiasts in the U.S., Australia, Canada, China, France, Germany, Hong Kong, Japan, Spain, Taiwan and the U.K., include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service, the Travelzoo Network™ and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 900 advertisers. Travelzoo’s deal experts review offers to find the best travel deals and confirm their true value. Travelzoo’s global headquarters is in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

###

3/7

Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenues	$18,807	$19,943	$61,525	$59,798
Cost of revenues	867	295	2,034	669
Gross profit	17,940	19,648	59,491	59,129
Operating expenses:
Sales and marketing	11,582	10,954	37,496	31,015
General and administrative	6,717	3,756	19,393	9,945
Total operating expenses	18,299	14,710	56,889	40,960
Income (loss) from operations	(359)	4,938	2,602	18,169
Other income and expense:
Interest income	63	312	277	1,103
Gain (loss) on foreign currency	(78)	68	67	103
Income (loss) before income taxes	(374)	5,318	2,946	19,375
Income taxes	1,415	3,164	6,934	10,312
Net income (loss)	$(1,789)	$2,154	$(3,988)	$9,063

Basic net income (loss) per share	$(0.13)	$0.15	$(0.28)	$0.60
Diluted net income (loss) per share	(0.13)	0.14	(0.28)	0.56

Shares used in computing basic net income (loss) per share	14,285	14,659	14,268	15,053
Shares used in computing diluted net income (loss) per share	14,285	15,873	14,268	16,278

4/7

Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2008	December 31, 2007

ASSETS
Cash and cash equivalents	$15,836	$22,641
Accounts receivable, net	10,122	9,969
Deposits	223	272
Prepaid expenses and other current assets	2,574	1,982
Deferred tax assets	1,393	1,393
Total current assets	30,148	36,257

Deposits, less current portion	387	349
Restricted cash	875	—
Property and equipment, net	3,614	622
Intangible assets, net	49	58
Total assets	$35,073	$37,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	6,169	4,960
Accrued expenses	4,665	4,608
Deferred revenue	686	450
Deferred rent	109	37
Total current liabilities	11,629	10,055

Other non-current liabilities	1,724	1,329

Common stock	143	143
Additional paid-in capital	185	—
Accumulated other comprehensive loss	(559)	(180)
Retained earnings	21,951	25,939
Total stockholders’ equity	21,720	25,902

Total liabilities and stockholders’ equity	$35,073	$37,286

5/7

Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,789)	$2,154	$(3,988)	$9,063
Adjustments to reconcile net income (loss)to net cash provided by operating activities:
Depreciation and amortization	174	53	406	132
Provision for losses on accounts receivable	177	(44)	244	(52)
Tax benefit from exercise of stock options	—	—	(110)	—
Other, net	3	—	3	—
Changes in operating assets and liabilities:
Accounts receivable	1,084	(783)	(573)	(2,018)
Deposits	(41)	(30)	1	(96)
Prepaid expenses and other current assets	(708)	243	(510)	(571)
Accounts payable	(1,703)	(698)	628	2,881
Accrued expenses	(265)	645	363	892
Deferred revenue	(55)	(246)	250	(283)
Deferred rent	132	17	846	72
Income tax payable	—	—	—	3
Other non-current liabilities	(409)	—	(376)	—
Net cash provided by (used in) operating activities	(3,400)	1,311	(2,816)	10,023

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,594)	(89)	(2,951)	(335)
Purchase of restricted cash	—	—	(875)	—
Purchase of intangible assets	—	(5)	—	(5)
Net cash used in investing activities	(1,594)	(94)	(3,826)	(340)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	—	75	—
Tax benefit from exercise of stock options	—	—	110	—
Repurchase of common stock	—	(19,823)	—	(19,823)
Net cash provided by (used in) financing activities	—	(19,823)	185	(19,823)
Effect of exchange rate on cash and cash equivalents	(187)	(17)	(348)	(22)
Net decrease in cash and cash equivalents	(5,181)	(18,623)	(6,805)	(10,162)
Cash and cash equivalents at beginning of period	21,017	41,876	22,641	33,415
Cash and cash equivalents at end of period	15,836	23,253	15,836	23,253

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	$2,325	$2,853	$7,343	$10,404

6/7

Travelzoo Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended September 30, 2008	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$16,006	$2,594	$207	$—	$18,807
Intersegment revenue	13	9	—	(22)	—
Total net revenues	16,019	2,603	207	(22)	18,807
Operating income (loss)	$4,222	$(2,248)	$(2,334)	$1	$(359)

Three months ended September 30, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$18,332	$1,611	$—	$—	$19,943
Intersegment revenue	33	—	—	(33)	—
Total net revenues	18,365	1,611	—	(33)	19,943
Operating income (loss)	$7,066	$(1,423)	$(706)	$1	$4,938

Nine months ended September 30, 2008	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$54,025	$7,183	$317	$—	$61,525
Intersegment revenue	77	39	—	(116)	—
Total net revenues	54,102	7,222	317	(116)	61,525
Operating income (loss)	$17,415	$(6,502)	$(8,313)	$2	$2,602

Nine months ended September 30, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$55,406	$4,392	$—	$—	$59,798
Intersegment revenue	152	5	—	(157)	—
Total net revenues	55,558	4,397	—	(157)	59,798
Operating income (loss)	$22,540	$(3,266)	$(1,107)	$2	$18,169

7/7